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                                                                    Exhibit 4.41


                              TERM LOAN AGREEMENT




         THIS AGREEMENT, made this 3rd day of February, 1995, by and between INSTEEL INDUSTRIES, INC., a North Carolina corporation (hereinafter called the Borrower); and WACHOVIA BANK OF NORTH CAROLINA, N.A. (hereinafter called the
Bank);

         WITNESSETH:

         1. In borrowing hereunder, the Borrower represents and warrants to the Bank which representations and warranties will survive the delivery of the Note and the making of the loan that:

         (a) The Borrower and each Subsidiary (corporations of which the Borrower owns, directly or indirectly, more than 50% of the voting stock) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated, and has the corporate power and legal authority to own its property and to carry on its business as now being conducted and is duly qualified to do business in every jurisdiction where such qualification is necessary. The Borrower has the corporate power to execute and perform this Agreement, to borrow hereunder and to execute and deliver the Note herein referred to and that to do so will not violate any law, its charter or by-laws or any other agreement or instrument to which it is a party.

         (b) There is no litigation or proceeding pending against the Borrower or any Subsidiary of the Borrower nor to the knowledge of the officers of the Borrower threatened, which, if decided adversely to the Borrower or any such Subsidiary would have a material effect upon its financial condition or business.

         (c) The audit report of the Borrower for the fiscal year ended September 30, 1994, certified by Deloitte & Touche, LLP, independent certified public accountants, and the interim financial statements for the three-month period ended December 31, 1994 fairly reflect the financial condition of the Borrower and each Subsidiary and the results of their operations as of the dates and for the periods stated, and no material adverse changes in the financial condition, the business or operations of the Borrower or any Subsidiary have occurred. Such financial statements are consolidated and have been prepared in accordance with generally accepted accounting principles.

         (d) The real estate and other fixed assets of the Borrower and consolidated Subsidiaries are subject to no mortgage or lien except as shown in the audit report and interim statements referred to in paragraph 1 (c) above.

         (e) The Borrower and consolidated Subsidiaries have no liabilities, direct or contingent, except those disclosed in the audit report and interim statements referred to in paragraph 1 (c) above, and except those arising in the ordinary course of business since the date of such audit report and interim statements, having in the aggregate no materially adverse effect on the financial condition of the Borrower.


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         (f)     The Borrower and consolidated Subsidiaries have made no
investments in, advances to or guaranties of the obligations of any corporation, individual or other entity except those disclosed in the audit report and interim statements referred to in paragraph 1 (c) above.

         (g) The proceeds of all borrowings hereunder will be used for the refinance of existing obligations.

         2. Relying upon the foregoing representations and warranties and the agreements and covenants hereinafter contained, the Bank agrees to lend to the Borrower, at the Borrower's option, at any time prior to February 28, 1995, the sum of One Million Eighty Thousand Dollars ($1,080,000.00). The loan shall be evidenced by a Note in the form of Exhibit "A" attached hereto and shall be payable in installments and bear interest as set out in the Note. The terms and conditions of this Agreement are incorporated in the Note by reference as though the same were written therein.

         3. The Bank may, upon at least sixty (60) calendar days written notice, declare the principal and accrued interest to be due and payable in full as of August 3, 1997.

         4. The obligation of the Bank to lend hereunder is subject to the following conditions precedent:

         (a) The Bank shall have received, on or before the date of the first borrowing hereunder, (i) a copy of the resolutions of the Board of Directors of the Borrower, certified on such date authorizing the execution and delivery of this Agreement, the borrowing hereunder and the execution and delivery of the Note and the collateral described in paragraph 7, below, and
(ii) such additional documents as the Bank or counsel for the Bank may reasonably request.

         5. The Borrower covenants and agrees that from the date hereof and until payment in full of the principal and interest on the Note, unless the Bank shall otherwise consent in writing, the Borrower will and will cause the Guarantor to:

         (a) Furnish the Bank consolidated financial statements for each fiscal year, audited by an independent certified public accountant satisfactory to the Bank, and a balance sheet and related statements of income and surplus of the Borrower for each quarter, certified by an officer of the Borrower. All financial statements will be prepared in conformity with generally accepted accounting principles and will be in a form satisfactory to the Bank. In connection with the examination, the independent certified public accountant will issue a letter stating any and all of the terms of this Agreement that are being violated or that there are no violations. Such annual audits and quarterly statements shall be delivered to the Bank within 90 days and 60 days, respectively, after the close of the fiscal period. The Borrower will furnish the Bank, within a reasonable period of time, such additional information and financial statements as the Bank may from time to time request.

         (b) Maintain at all times consolidated net working capital (i.e., current assets in excess of current liabilities) of not less than Six Million Dollars ($6,000,000.00), and consolidated tangible net worth (i.e., the sum of shareholders' equity plus all indebtedness subordinated to the





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indebtedness owed the Bank hereunder by subordination agreements in form and substance satisfactory to the Bank, less all intangibles appearing on the balance sheet ) of not less than Fifty-Two Million Dollars ($52,000,000.00) plus 50% of cumulative net earnings since October 1, 1992 (additions to net worth arising from revaluation of assets not to be allowed), all as determined by generally accepted accounting principles.

         (c) Maintain consolidated current assets of not less than 1.5 times consolidated current liabilities, all as determined by generally accepted accounting principles.

         (d) Comply with all statutes and government regulations and pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations, which, if unpaid, might become a lien against the property of any Borrower or any Subsidiary, except liabilities being contested in good faith and against which, if requested by the Bank, the Borrowers will set up reserves satisfactory to the Bank.

         (e) Maintain insurance, in such amounts and against such risks, including business interruption insurance, as is satisfactory to the Bank.

         (f) Maintain its corporate existence and comply with all valid and applicable statutes, rules and regulations, and maintain its properties in good operating condition.

         (g) Comply with the requirements of the Employee Retirement Income Security Act of 1974 as amended from time to time (ERISA) with respect to each employee benefit plan and promptly notify the Bank (i) of the occurrence of any event which could cause the termination, in whole or in part, of any defined benefit plan; (ii) of any violation of ERISA with respect to any employee benefit plan; and (iii) of the occurrence of any reportable event as defined in ERISA.

         6. Until payment in full of the Note and interest thereon, the Borrower covenants that it will not, nor will it permit a Subsidiary to, without the prior written consent of the Bank:

         (a) Permit total consolidated liabilities to exceed two times consolidated tangible net worth plus indebtedness subordinated to the indebtedness owed the Bank pursuant to this Agreement by subordination agreements satisfactory to the Bank.

         (b) Become a party to a merger, consolidation or other reorganization with any other corporation or entity (including a de facto merger by which all or substantially all of the property or assets of another company are acquired), except (i) a merger with a domestic Subsidiary in which the Borrower is the surviving or continuing corporation and (ii) a merger, consolidation or other reorganization through which the Borrower acquires a business which becomes a Subsidiary of the Borrower, provided that after giving pro forma effect to such merger, consolidation or other reorganization, the Borrower will be in full compliance with all of the provisions of this Agreement.

         (c) Declare or pay cash dividends in any fiscal year in an aggregate amount in excess of Three Million Dollars ($3,000,000.00) plus cumulative net earnings since October 1, 1992, except





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that a wholly-owned Subsidiary may pay dividends to the Borrower; provided that after giving pro forma effect to the payment of any such dividends, the Borrower will be in full compliance with all of the provisions of this Agreement.

         (d) Declare or pay cash dividends when there has been an operating loss in the preceding four quarters.

         (e) Except with the prior written consent of the Bank, incur or permit to exist any encumbrances, security interest, pledge or lien against the property and improvements located at 1345 Boggs Drive, Mount Airy, North Carolina.

         7. Payment of the Note and performance of this Agreement shall be collateralized and supported by a guaranty in the form of Exhibit "B" attached, executed by Insteel Wire Products Company.

         8. The Borrower shall furnish at the reasonable request of the Bank opinions of legal counsel and certificates of its officers, satisfactory to the Bank regarding matters incident to this agreement. In addition, the Borrower shall give the Bank prompt written notice of the occurrence of any Event of Default under the terms of this Agreement and of a default or failure of performance under any other agreement or contract to which it is a party or by which it is bound.

         9. The occurrence of any one or more of the following Events of Default will constitute a default by the Borrower under this Agreement, whereupon the Note and all indebtedness of the Borrower to the Bank will, at the option of the Bank, immediately become due and payable without presentation, demand, protest, or notice of any kind, all of which are hereby expressly waived, and the Borrower will pay the reasonable attorney's fee incurred by the Bank in connection with such default or recourse against any collateral held by the Bank as security for the indebtedness owed by the
Borrower:

         (a) Non-payment when due, whether by acceleration or otherwise, of any principal payment on the Note;

         (b) Non-payment within ten days after due date of interest on the Note, or of any premium, fee or other charge under this Agreement;

         (c) A breach or failure of performance by the Borrower (or Subsidiary) of any provision of this Agreement which is not remedied within 30 days after written notice from the Bank;

         (d) A representation or warranty by the Borrower is false or erroneous;

         (e) The Borrower (or a Subsidiary): (i) files a petition or has a petition filed against it under the Bankruptcy Code or any proceeding for the relief of insolvent debtors; (ii) generally fails to pay its debts as such debts become due; (iii) has a custodian appointed for the Borrower or its assets; (iv) benefits from or is subject to the entry of an order for relief by any court of insolvency; (v) makes an admission of insolvency seeking the relief provided in the Bankruptcy Code or any





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other insolvency law; (vi) makes an assignment for the benefit of creditors;
(vii) has a receiver appointed, voluntarily or otherwise, for its property;
(viii) suspends business; (ix) permits a judgment in the amount of $5,000 or more to be obtained against it which is not promptly paid or promptly appealed and secured pending appeal; (x) becomes insolvent, however otherwise evidenced; or (xi) defaults in payment of any other indebtedness, or permits the time of payment of any other indebtedness to be accelerated.

          10. No failure or delay by the Bank to exercise any right, power or privilege hereunder shall operate as a waiver of any such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege preclude any other or future exercise thereof. The right and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

         11. The provisions of this Agreement shall extend to and be available to any subsequent holder of the Note, as well as to the Bank.

         12. In the event that, at any time while this Agreement is in effect, the Company shall issue any indebtedness for borrowed money which is not by its terms subordinate and junior to other indebtedness of the Company ("Senior Debt") and such Senior Debt shall include, or be issued pursuant to a trust indenture or other agreement which includes, financial covenants not substantially provided for in this Agreement, the Company shall so advise the Bank. Thereupon, if the Bank shall so request by written notice to the Company, the Company and the Bank shall enter into an amendment to this Agreement providing for substantially the same financial covenants as those contained in such Senior Debt, trust indenture or other agreement.

         13. The Agreement and the Note shall be deemed to be contracts made under, and for all purposes shall be construed in accordance with, the laws of the State of North Carolina.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the year and day first above written.

INSTEEL INDUSTRIES, INC.


By: /s/ Michael C. Gazmarian
    ----------------------------------------

Title: Chief Financial Officer and Treasurer
       -------------------------------------

WACHOVIA BANK OF NORTH CAROLINA, N.A.


By: /s/ R. Alan Proctor
    ----------------------------------------
    R. Alan Proctor
    Assistant Vice President





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